Exhibit 99.3

                                   CSB BANCORP
                            MAIN AND SEVENTH STREETS
                            PETERSBURG, INDIANA 47567


                                                   May ___, 1998

Dear Shareholder:

         You are cordially invited to attend a Special Meeting of Shareholders of CSB Bancorp ("CSB"), to be held at the southside branch of The Citizens State Bank of Petersburg located at Highway 61 and Illinois Street, Petersburg, Indiana, on
___________, 1998, at ______ [a.m./p.m.], local time.

         The purpose of the meeting is to consider and vote upon adoption of the Agreement and Plan of Reorganization and the related Plan of Merger under which CSB will merge with a wholly owned subsidiary of German American Bancorp ("German American"). If the proposed merger is consummated, shares of CSB Common Stock will be converted into shares of German American Common Stock, all as described in the accompanying Prospectus/Proxy Statement.

         Your Board of Directors believes that the proposed merger between CSB and German American is in the best interests of CSB and its shareholders and has unanimously approved the proposed merger. Enclosed with this letter are (i) a Notice of Special Meeting of Shareholders, (ii) a Prospectus/Proxy Statement, (iii) a proxy card for you to complete, sign, date and return, and (iv) a postage pre-paid envelope. We encourage you to read the enclosed materials carefully and in their entirely.

         Whether or not you attend the Special Meeting, your Board of Directors requests that you complete, sign and date the enclosed proxy card and return it in the enclosed postage pre-paid envelope at your earliest convenience prior to the Special
Meeting. If you desire, you may cancel your proxy at any time before it is voted at the Special Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION
OF THE PROPOSED MERGER.

                                             Very truly yours,


                                            Jerry A. Church
                                            Executive Vice President